Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

HILLIARD, Ohio – (August 1, 2019) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the first quarter ended June 30, 2019.

First Quarter Fiscal 2020 Results

•	Net sales increased 6.7% to $413.7 million
•	Net loss of $227.5 million as compared to net income of $33.7 million in the prior year
o	Includes $246.8 million of additional one-time ESOP stock-based compensation expense
•	Adjusted EBITDA (Non-GAAP) increased 6.9% to $80.3 million
•	Cash provided by operating activities increased $53.0 million to $62.8 million
•	Free cash flow (Non-GAAP) increased $50.2 million to $53.1 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We are off to a good start in fiscal 2020, with continued strong sales growth in our core domestic construction markets. Additionally, agriculture market sales increased 15% compared to the prior year, despite poor weather and uncertain agriculture economic conditions. We experienced solid growth across our domestic geographies, with particular strength in the Southeast, Atlantic Coast and Western regions of the United States, and our sales and operations teams did an excellent job executing to our plan and meeting our commitments this quarter. Overall, our top line performance demonstrates the success of our material conversion strategies, best-in-class solutions strategies and focus on key growth regions of the United States. This gives us confidence we will continue delivering above market growth in fiscal 2020 and beyond.”

Barbour continued, “We also generated very good profitability in the quarter. Through strong growth in both pipe and Allied products, favorable material cost and disciplined execution, we were able to offset the inventory absorption headwind from retention of key manufacturing employees in the fourth quarter despite a reduction in production pounds. Additionally, execution on our working capital initiatives resulted in significant free cash flow generation in the period. We remain on track to deliver on our margin expansion goals imbedded in our fiscal 2020 guidance and will continue to focus on maintaining favorable pricing, mitigating inflationary pressures and delivering continuous improvement in manufacturing and logistics activities.”

“Finally, in line with our capital deployment strategy as discussed at our Investor Day, we returned $82 million of capital to shareholders in June dividends, including $75 million in special dividends. In addition, today we announced the strategic acquisition of Infiltrator Water Technologies, a leader in on-site septic wastewater treatment, in a separate press release. We are very excited to build on our existing platform, expand our addressable market opportunity and enhance our sales growth, margin profile and cash flow generation through this exciting acquisition.”

First Quarter Fiscal 2020 Results

Net sales increased 6.7% to $413.7 million, as compared to $387.8 million in the prior year. Domestic net sales increased 9.3% to $374.4 million as compared to $342.5 million in the prior year, driven by strong performance in both the construction and agriculture end markets. International net sales decreased 13.3% to $39.3 million as compared to $45.3 million in the prior year, driven primarily by a decrease in Mexico sales.

As part of the Company’s capital allocation strategy, the Company paid a dividend of $1.09 per share in the first quarter of fiscal 2020, including a $1.00 special dividend to all shareholders of record. The Employee Stock Ownership Plan (“ESOP”) used a portion of its proceeds to payback a portion of its loan from the Company, resulting in an allocation of approximately 11.6 million shares to participants and $246.8 million of non-cash, stock-based compensation expense. The Company recorded $168.6 million of this expense in Cost of goods sold – ESOP special dividend compensation and $78.1 million of this expense in Selling, general and administrative – ESOP special dividend compensation.

Gross profit decreased $161.8 million to ($62.2) million due to the $168.6 million ESOP compensation expense described above. Excluding the one-time ESOP compensation, gross profit increased $6.8 million primarily due to an increase in both pipe and allied product sales as well as favorable material cost. This was partially offset by unfavorable inventory absorption cost due to retention of key manufacturing employees during the fourth quarter of fiscal 2019 despite lower production volume.

Adjusted EBITDA (Non-GAAP) increased 6.9% to $80.3 million, as compared to $75.1 million in the prior year. As a percentage of net sales, Adjusted EBITDA was 19.4%, which was flat to the prior year.

Net cash provided by operating activities increased $53.0 million to $62.8 million, as compared to $9.8 million in the prior year, primarily due to improvements in working capital. Free cash flow (Non-GAAP) increased $50.2 million to $53.1 million, as compared to $3.0 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $326.0 million as of June 30, 2019, an increase of $15.7 million from March 31, 2019.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal 2020 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company confirmed its net sales and Adjusted EBITDA targets for fiscal 2020 for the legacy ADS business. Net sales are expected to be in the range of $1.425 billion to $1.475 billion and Adjusted EBITDA is expected to be in the range of $245 to $265 million. Capital expenditures are expected to be in the range of $55 million to $65 million. The Company has also provided an updated combined company outlook following the acquisition of Infiltrator Water Technologies (“IWT”) in its Q1 Fiscal 2020 Financial Results & Infiltrator Acquisition Announcement presentation and will discuss this outlook on its webcast investor conference call. Details for the call are provided below.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, August 1, 2019 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-393-4306 (US toll-free) or 1-734-385-2616 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 55 manufacturing plants and over 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator and the integration of Infiltrator; our ability to realize the anticipated benefits from the acquisition of Infiltrator; risks that the acquisition of Infiltrator and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers;

the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V. as described in “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended March 31, 2019; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our new Credit Agreement; the nature, cost and outcome of any future litigation and other legal proceedings, including any such proceedings related to our acquisition of Infiltrator, as may be instituted against the Company and others; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; changes to our operating results, cash flows and financial condition attributable to the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2019	2018
Net sales	$413,708	$387,847
Cost of goods sold	307,256	288,156
Cost of goods sold - ESOP special dividend compensation	168,610	-
Gross profit	(62,158)	99,691
Operating expenses:
Selling	26,365	24,165
General and administrative	31,433	21,382
Selling, general and administrative - ESOP special dividend compensation	78,142	-
Loss on disposal of assets and costs from exit and disposal activities	707	1,104
Intangible amortization	1,542	1,984
(Loss) income from operations	(200,347)	51,056
Other expense:
Interest expense	5,264	3,802
Derivative gains and other income, net	(96)	(814)
(Loss) income before income taxes	(205,515)	48,068
Income tax expense	22,370	14,284
Equity in net (income) loss of unconsolidated affiliates	(434)	133
Net (loss) income	(227,451)	33,651
Less: net (loss) income attributable to noncontrolling interest	(1,095)	1,371
Net (loss) income attributable to ADS	(226,356)	32,280
Dividends to redeemable convertible preferred stockholders	(6,841)	(497)
Dividends paid to unvested restricted stockholders	(328)	(15)
Net (loss) income available to common stockholders	$(233,525)	$31,768

Weighted average common shares outstanding:
Basic	57,576	56,594
Diluted	57,576	57,158
Net income per share:
Basic	$(4.06)	$0.51
Diluted	$(4.06)	$0.51
Cash dividends declared per share	$1.09	$0.08

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	June 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash	$9,357	$8,891
Receivables, net	231,829	186,991
Inventories	230,284	264,540
Other current assets	9,185	6,091
Total current assets	480,655	466,513
Property, plant and equipment, net	396,280	398,891
Other assets:
Goodwill	102,844	102,638
Intangible assets, net	35,733	37,177
Other assets	52,903	36,940
Total assets	$1,068,415	$1,042,159
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$25,939	$25,932
Current maturities of finance lease obligations	22,695	23,117
Accounts payable	106,413	93,577
Other accrued liabilities	76,267	61,901
Accrued income taxes	12,669	1,758
Total current liabilities	243,983	206,285
Long-term debt obligations, net	230,337	208,602
Long-term finance lease obligations	56,368	61,555
Deferred tax liabilities	48,745	45,963
Other liabilities	28,641	19,119
Total liabilities	608,074	541,524
Mezzanine equity:
Redeemable convertible preferred stock	279,816	282,638
Deferred compensation — unearned ESOP shares	(31,659)	(180,316)
Total mezzanine equity	248,157	102,322
Stockholders’ equity:
Common stock	11,439	11,436
Paid-in capital	501,046	391,039
Common stock in treasury, at cost	(10,162)	(9,863)
Accumulated other comprehensive loss	(24,470)	(25,867)
Retained (deficit) earnings	(278,727)	17,582
Total ADS stockholders’ equity	199,126	384,327
Noncontrolling interest in subsidiaries	13,058	13,986
Total stockholders’ equity	212,184	398,313
Total liabilities, mezzanine equity and stockholders’ equity	$1,068,415	$1,042,159

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2019	2018
Cash Flow from Operating Activities
Net (loss) income	$(227,451)	$33,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,694	17,827
Deferred income taxes	2,191	1,729
Loss on disposal of assets and costs from exit and disposal activities	707	1,104
ESOP and stock-based compensation	7,425	5,580
ESOP Special Dividend Compensation	246,752	-
Amortization of deferred financing charges	174	191
Fair market value adjustments to derivatives	1,789	(625)
Equity in net (income) loss of unconsolidated affiliates	(434)	133
Other operating activities	(2,880)	(1,030)
Changes in working capital:
Receivables	(44,494)	(54,910)
Inventories	34,803	1,040
Prepaid expenses and other current assets	(3,089)	(3,665)
Accounts payable, accrued expenses, and other liabilities	30,653	8,806
Net cash provided by operating activities	62,840	9,831
Cash Flows from Investing Activities
Capital expenditures	(9,723)	(6,874)
Other investing activities	(13)	(109)
Net cash used in investing activities	(9,736)	(6,983)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	137,400	101,400
Payments on Revolving Credit Facility	(115,600)	(93,700)
Payments of notes, mortgages, and other debt	-	(230)
Payments on finance lease obligations	(6,047)	(5,885)
Cash dividends paid	(69,641)	(6,141)
Proceeds from exercise of stock options	1,513	3,215
Other financing activities	(258)	(257)
Net cash used in financing activities	(52,633)	(1,598)
Effect of exchange rate changes on cash	(5)	(443)
Net change in cash	466	807
Cash at beginning of period	8,891	17,587
Cash at end of period	$9,357	$18,394

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
(Amounts in thousands	June 30,		%
except percentages)	2019	2018	Variance
Domestic
Pipe	$262,121	$242,026	8.3%
Allied Products	112,254	100,472	11.7%
Domestic net sales	$374,375	$342,498	9.3%
International
Pipe	$29,284	$34,448	(15.0%)
Allied Products	10,049	10,901	(7.8%)
International net sales	$39,333	$45,349	(13.3%)
Consolidated
Pipe	$291,405	$276,474	5.4%
Allied Products	122,303	111,373	9.8%
Net sales	$413,708	$387,847	6.7%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net (loss) Income

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended
	June 30,
(Amounts in thousands)	2019	2018
Net (loss) income attributable to ADS	$(226,356)	$32,280
ESOP deferred compensation	$5,584	$4,021
ESOP special dividend compensation	$246,752	$-

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended
	June 30,
(Shares in thousands)	2019	2018
Weighted average common shares outstanding - Basic	57,576	56,594
Conversion of preferred shares	17,468	17,881
Unvested restricted shares	42	92

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	June 30,
(Amounts in thousands)	2019	2018
Net (loss) income	$(227,451)	$33,651
Depreciation and amortization	16,694	17,827
Interest expense	5,264	3,802
Income tax expense	22,370	14,284
EBITDA	(183,123)	69,564
Loss on disposal of assets and costs from exit and disposal activities	707	1,104
ESOP and stock-based compensation expense	7,425	5,580
ESOP special dividend compensation	246,752	-
Transaction costs	4,245	256
Strategic growth and operational improvement initiatives	2,195	-
Other adjustments(a)	2,095	(1,361)
Adjusted EBITDA	$80,296	$75,143

(a)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses,  the proportional share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which are accounted for under the equity method of accounting, contingent consideration remeasurement, executive retirement expense (benefit) and restatement related costs. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation. The other adjustments for fiscal 2019 also includes insurance proceeds received in connection with the Company’s restatement of prior period financial statements.

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2019		2018
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$(225,291)	$(2,160)	$30,589	$3,062
Depreciation and amortization	14,803	1,891	15,953	1,874
Interest expense	5,188	76	3,757	45
Income tax expense (benefit)	17,430	4,940	13,257	1,027
EBITDA	(187,870)	4,747	63,556	6,008
Loss on disposal of assets and costs from exit and disposal activities	435	272	1,009	95
ESOP and Stock-based compensation expense	7,425	-	5,580	-
ESOP special dividend compensation	246,752	-	-	-
Transaction costs	4,207	38	256	-
Strategic growth and operational improvement initiatives	2,195	-	-	-
Other adjustments	1,184	911	(1,569)	208
Adjusted EBITDA	$74,328	$5,968	$68,832	$6,311

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2019	2018
Net cash flow from operating activities	$62,840	$9,831
Capital expenditures	(9,723)	(6,874)
Free cash flow	$53,117	$2,957